Exhibit 14.1
Dragonfly Energy Holdings Corp. Code of ConductPowered By Our Values

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# TABLE OF CONTENTS


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## Letter From Leadership

## Honoring Our Values

## Understanding Our Code

Purpose and Overview...4

Our Responsibilities...5

Making Good Decisions...6

Where to Go for Help...6

Our Non-retaliation Policy...7

## Creating a Great Workplace

Diversity, Equity, and Inclusion...7

Harassment-free Workplace...8

Health and Safety...9

## Protecting Information and Assets

Our Company Assets...10

Confidential Information and Intellectual Property...11

Data Privacy...12

Accurate Recordkeeping...13

Responsible Communications...14

## Working With Integrity

Product Quality, Safety, and Stewardship...14

Fair Dealing...15

Conflicts of Interest...15

Gifts and Entertainment...16

Sourcing Responsibly...17

Government Contracting...17

## Following the Law

Cooperation With Investigations and Audits...18

Insider Trading...18

Anti-corruption and Anti-bribery...19

Global Trade...20

Antitrust and Fair Competition...21

Anti-money Laundering...22

## Additional Resources

3 Dragonfly Energy Holdings Corp./ Code of Conduct HOME Letter From Leadership Take a second to look around. Think about both the essentials and the luxuries of our everyday lives. From light bulbs, to life-saving medical equipment, to luxury yachts. Our products have the capability to power it all. And we can do so in ways that are cleaner, greener, and more revolutionary than ever before. We develop the technologies to power our day-to-day lives. And we couldn’t be prouder. But the question then becomes, what powers us? Here at Dragonfly Energy Holdings Corp. (“Dragonfly”), the answer is simple. It’s our Values: Tell the Truth, Be Fair, Keep Your Promises, Respect Individuals, and Encourage Intellectual Curiosity. They are the foundation of our success. They have fueled years of rapid growth and guided our decisions every step along the way. We are relying on you to adopt these Values, and we want you to look to our Code of Conduct (“Code”) for help.Read the Code and refer to it often. It will help you live our Values in everything you do, while showing you how to be accountable to those around you. Speak up if you suspect anything is in violation of our Code or our policies and ask questions if something isn’t clear. Your commitment to integrity is especially important in our industry. We operate in a culture that requires employees to meet certain ethical standards. Dedicate yourself to upholding these stan-dards and you’ll be doing your part to maintain our reputation as a Company that’s Powered by our Values. Denis Phares Chief Executive Officer Honoring Our Values Tell the Truth Be Fair Keep Your Promises Respect Individuals Encourage Intellectual Curiosity

Complying With Laws and Regulations Our Company is committed to compliance with all laws, rules, and regulations that apply to our business. It is impossible to anticipate every question you may have or situation you might face so, in addition to the Code, our Company also has other resources that can be of help. These additional resources are listed throughout the Code. As always, we rely on you to use good judgment and to seek help when you need it. Contact the Compliance Officer at (775) 221-8900 or legal@dragonflyenergy.com. Who Must Follow This Code All employees of Dragonfly and its subsidiaries, including executives, corporate officers, and members of our Board of Directors, are required to read, understand, and follow our Code.Consultants, contractors, agents, suppliers, vendors, and temporary employees (“busi- ness partners”) who serve as an extension of Dragonfly are also expected to follow the spirit of our Code, our Supplier Code of Conduct, and any applicable contractual provisions.If you supervise our business partners, you are responsible for communicating our stan-dards and ensuring that they are understood. If a business partner fails to meet our ethics and compliance expectations or their related contractual obligations, it may result in the termination of their contract. Accountability and DisciplineViolating our Code, our policies, or the law, or encouraging others to do so, exposes our Company to liability and puts our reputation at risk. If you see or suspect a violation, report it. Anyone who violates our Code will be subject to disciplinary action, up to and including termi-nation of their employment with Dragonfly. You should also understand that violations of laws or regulations may also result in legal proceedings and penalties including, in some circumstances, criminal prosecution. 4 Dragonfly Energy Holdings Corp./ Code of Conduct HOME Purpose and Overview What does it mean to be a part of the Dragonfly team? It means serving our customers, fulfilling our mission, and building a Company we can all be proud of. But what matters more than the work we do is the way we do it – by doing what’s right and what’s best for our Company and our customers. Dragonfly expects us to act with integrity in every action and interaction, making decisions that reflect who we are and what we stand for as a Company. In many situations, the right thing to do may be clear. But, we understand that work can be complicated – so can the laws and rules that apply to us. Sometimes it can be hard to know what to do or where to go for help. Our Code of Conduct (“Code”) is your most important resource in this effort. It is designed with you in mind – a vital resource that will help you: •  Comply with applicable laws, regulations and Company policies. •  Promote integrity and the highest stan-dards of ethical conduct.•  Address common ethical situations you could encounter in your work.•  Avoid even the appearance of anything improper in connection with our Company’s business activities. Understanding Our Code

What If? Q: I’m a supervisor and not clear on what my obligations are if someone comes to me with an accusation – and what if it involves a senior supervisor?A: No matter who the allegation involves, you must report it. Dragonfly provides several avenues for reporting concerns. If for any reason you are uncomfortable making a report to a particular person, you may talk to any of the other resources listed in the Code. Q: I observed misconduct in an area not under my supervision. Am I still required to report the issue?A: You are chiefly responsible for employees and business partners under your supervision, but all Dragonfly employees are required to report misconduct. As a leader, you are especially obliged to be proactive. The best approach would be to talk first with the supervisor who oversees the area where the problem is occurring, but if this isn’t feasible or effective, you should contact another resource described in our Code. Our Responsibilities Each of us has an obligation to act with integrity, even when this means making diffi- cult choices. Meeting this obligation is what enables us to succeed and grow. Employee Responsibilities Every employee has a responsibility to:•  Act in a professional, honest, and ethical manner when conducting business on behalf of our Company.•  Know the information in our Code and Company policies and pay particular atten-tion to the topics that apply to your specific job responsibilities. •  Complete all required employee training in a timely manner and keep up-to-date on current standards and expectations.•  Report concerns about possible violations of our Code, our policies, or the law to your supervisor, an executive, or any of the resources listed in this Code.•  Cooperate and tell the truth when responding to an investigation or audit, and never alter or destroy records in response to an investigation or when an investigation is anticipated.Additional Responsibilities of Supervisors Dragonfly supervisors are expected to meet the following additional responsibilities:•  Lead by example. As a supervisor, you are expected to exemplify high standards of ethical business conduct.•  Help create a work environment that values mutual respect and open communication. •  Be a resource for others. Communicate often with employees and business part- ners about how the Code and other policies apply to their daily work.•  Be proactive. Look for opportunities to discuss and address ethical dilemmas and challenging situations with others.•  Delegate responsibly. Never delegate authority to any individual whom you believe may engage in unlawful conduct or unethical activities.•  Respond quickly and effectively. When a concern is brought to your attention, ensure that it is treated seriously and with due respect for everyone involved.•  Be aware of the limits of your authority. Do not take any action that exceeds your authority. If you are ever unsure of what is appropriate (and what isn’t), discuss the matter with your supervisor. Remember: No reason, including the desire to meet business goals, should ever be an excuse for violating our Code, our policies, or the law. 5 Dragonfly Energy Holdings Corp./ Code of Conduct HOME

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## Making Good Decisions

Making the right decision is not always easy. There may be times when you'll be under pressure or unsure of what to do. Always remember that when you have a tough choice to make, you're not alone. There are resources available to help you.

### Facing a Difficult Decision?

It may help to ask yourself:

- Is it legal?
- Is it consistent with our Code and our Values?
- Would I feel comfortable if senior management and others within my Company knew about it?
- Would I feel comfortable if my decision or my actions were made public?

If the answer to all of these questions is "**yes**," the decision to move forward is probably OK, but if the answer to any question is "**no**" or "**I'm not sure**," stop and seek guidance.

Remember, in any situation, under any circumstances, it is always appropriate to ask for help.

### One More Thing ...

We value your feedback. If you have suggestions for ways to enhance our Code, our policies, or our resources to better address a particular issue you have encountered, bring them forward. Promoting an ethical Dragonfly is a responsibility we all share.

## Where to Go for Help

If you see or suspect any violation of our Code, our policies, or the law, or if you have a question about what to do, talk to your supervisor.

If you're uncomfortable speaking with your supervisor, there are other resources available to help you:

- Contact another member of management.
- Contact Human Resources.
- Contact the Compliance Office.
- Contact the Legal Department.
- Contact the EthicsPoint Hotline at (844) 995-4981.

Dragonfly will make every reasonable attempt to ensure that your concerns are addressed appropriately.

### What to Expect When You Use the EthicsPoint Hotline

The EthicsPoint Hotline web portal and phone line are available 24 hours a day, seven days a week. Trained specialists from an independent third-party provider of corporate compliance services will answer your call, document your concerns, and forward a written report to Dragonfly for further investigation.

When you contact the EthicsPoint Hotline, you may choose to remain anonymous where permitted by local law. All reports received will be treated equally, whether they are submitted anonymously or not.

After you make a report, you will receive an identification number so you can follow up on your concern. Following up is especially important if you have submitted a report anonymously, as we may need additional information in order to conduct an effective investigation. This identification number will also enable you to track the resolution of the case; however, please note that out of respect for privacy, Dragonfly will not be able to inform you about individual disciplinary actions.

Any report you make will be kept confidential by all individuals involved with reviewing and, if necessary, investigating it.

Remember, an issue cannot be addressed unless it is brought to someone's attention.

## What If?

**Q:** I believe someone has misused the EthicsPoint Hotline, made an anonymous call and falsely accused someone of wrongdoing. What should I do?

**A:** *Report your concern immediately. Experience has shown that the EthicsPoint Hotline is rarely used for malicious purposes, but it is important to know that we will follow up on reports, and anyone who uses the EthicsPoint Hotline in bad faith to spread falsehoods or threaten others, or with the intent to unjustly damage another person's reputation, will be subject to disciplinary action.*

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## Our Non-retaliation Policy

We will not tolerate any retaliation against any employee who, in good faith, asks questions, makes a report of actions that may be inconsistent with our Code, our policies, or the law, or who assists in an investigation of suspected wrongdoing.

Reporting "in good faith" means making a genuine attempt to provide honest, complete, and accurate information, even if it later proves to be unsubstantiated or mistaken.

## What If?

**Q: I suspect there may be some unethical behavior going on in my business unit involving my supervisor. I know I should report my suspicions, and I'm thinking about using the EthicsPoint Hotline, but I'm concerned about retaliation.**

A: *You are required to report misconduct and, in your situation, using the EthicsPoint Hotline is a good option. We will investigate your suspicions and may need to talk to you to gather additional information. After you make the report, if you believe you are experiencing any retaliation, you should report it. We take claims of retaliation seriously. Reports of retaliation will be thoroughly investigated and, if they are true, retaliators will be disciplined.*

# Creating a Great Workplace



## Diversity, Equity, and Inclusion

Dragonfly helps bring together employees with a wide variety of backgrounds, skills, and cultures. Combining such a wealth of talent and resources creates the diverse and dynamic teams that consistently drive our results.

Our colleagues, job applicants, and business partners are entitled to respect. We are committed to ensuring that they feel welcomed and valued and that they are given opportunities to grow, contribute, and develop with us. To uphold that commitment, we support laws prohibiting discrimination and provide equal opportunity for employment, income, and advancement in all our departments, programs, and worksites.

This means we base employment decisions solely on qualifications, demonstrated skills, and achievements – and never on race, color, religion, sex (including pregnancy, sexual orientation, or gender identity), national origin, age, disability, genetic information, or any other characteristic protected by law.

### Do the Right Thing

- **Treat others respectfully and professionally.**
- **Promote diversity in hiring and other employment decisions.**
- **Do not discriminate against others on the basis of any other characteristic protected by law or Company policy.**

### Watch Out For

- **Comments, jokes, or materials, including emails, which others might consider offensive.**
- **Inappropriate bias when judging others. If you supervise others, judge them on performance. Use objective, quantifiable standards and avoid introducing unrelated considerations into your decisions.**

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## What If?

**Q:** **One of my coworkers sends emails containing jokes and derogatory comments about certain nationalities. They make me uncomfortable, but no one else has spoken up about them. What should I do?**

**A:** *You should notify your supervisor or __Human Resources__. Sending these kinds of jokes violates our Values as well as our policies that relate to the use of email and our standards on diversity, harassment, and discrimination. By doing nothing you are condoning discrimination and tolerating beliefs that can seriously erode the team environment that we have all worked to create.*


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## Harassment-free Workplace

We all have the right to work in an environment that is free from intimidation, harassment, bullying, and abusive conduct. Verbal or physical conduct by any employee that harasses another, disrupts another's work performance, or creates an intimidating, offensive, abusive, or hostile work environment will not be tolerated.

### Sexual Harassment

A common form of harassment is sexual harassment, which in general occurs when:

- Actions that are unwelcome are made a condition of employment or used as the basis for employment decisions, such as a request for a date, a sexual favor, or other similar conduct of a sexual nature.
- An intimidating, offensive, or hostile environment is created by unwelcome sexual advances, insulting jokes, or other offensive verbal or physical behavior of a sexual nature.

### Do the Right Thing

- Promote a positive attitude toward policies designed to build a safe, ethical, and professional workplace.
- Help each other by speaking out when a coworker's conduct makes others uncomfortable.
- Demonstrate professionalism. Do not visit inappropriate internet sites or display sexually explicit or offensive pictures.
- Report all incidents of harassment and intimidation that may compromise our ability to work together and be productive.

### Watch Out For

- Threatening remarks, obscene phone calls, stalking, or any other form of harassment.
- Sexual harassment or other unwelcome verbal or physical conduct of a sexual nature.
- The display of sexually explicit or offensive pictures or other materials.
- Sexual or offensive jokes or comments (explicit or by innuendo) and leering.
- Verbal abuse, threats, or taunting.

Health and Safety Ensuring safety is an integral part of everything we do. Each of us is responsible for acting in a way that protects ourselves and others. No matter what job you do or where you do it, we count on every employee to actively promote a safe and healthy workplace, and report any situations that may pose a health, safety, or security risk. Reporting risks and hazards is not just the right thing to do, it’s a requirement, because a failure to speak up about an incident, or to participate in an investigation into an incident, can have serious repercussions for you, for our Company, and for every employee on the job, every day. Do your part to keep everyone in the Dragonfly family injury-free.Alcohol and DrugsWhile at work or on Dragonfly business:• You should be always ready to carry out your work duties – never impaired.• Do not use, possess, or be under the influence of illegal drugs or any substance that could interfere with a safe and effective work environment or harm our Company’s reputation. Workplace ViolenceViolence of any kind has no place at Dragonfly. We won’t tolerate:• Intimidating, threatening, or hostile behavior.• Causing physical injury to another.• Acts of vandalism, arson, sabotage, or other criminal activities.• The carrying of firearms or other weapons onto Company property unless you are authorized to do so.Do the Right Thing •   Follow the safety, security, and health rules and practices that apply to your job. •   Maintain a neat, safe working environment by keeping workstations, aisles, and other workspaces free from obstacles, wires, and other potential hazards.•   Notify your supervisor immediately about any unsafe equipment, or any situation that could pose a threat to health or safety or damage the environment. As an employee, you have the right and the responsibility to stop any work if you feel your safety is at risk.•   Cooperate with any investigations into incidents. Watch Out For •   Unsafe practices or work conditions.•   Carelessness in enforcing security standards, such as facility entry procedures and password protocols. What If? Q: While on a business trip, a colleague of mine repeatedly asked me out for drinks and made comments about my appearance that made me uncomfortable. We weren’t in the office and it was after regular working hours, so I wasn’t sure what I should do. Was that harassment?A: Yes, it was. This type of conduct is not tolerated, not only during working hours but in all work-related situations, including business trips. Tell your colleague such actions are inappropriate and must be stopped, and if they continue, report the problem.Q: I frequently hear a colleague making derogatory comments to another coworker. These comments make me feel uncomfortable, but I feel like it’s none of my business, and the person they’re directed at will speak up if they are offended. Should I ignore this?A: No, you shouldn’t. It’s up to each of us to help maintain a work environment where people feel welcomed, valued, and included. Since you’re aware of this situation, you have a responsibility to speak up about it. If you feel you can, speak to your colleague and ask that this behavior stop. If you feel you can’t or the comments continue, talk to your supervisor or another resource. 9 Dragonfly Energy Holdings Corp./ Code of Conduct HOME

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# What If?

**Q: I've noticed some practices in my area that don't seem safe. Who can I speak to? I'm new here and don't want to be considered a troublemaker.**

A: *Discuss your concerns with your supervisor or* ***Human Resources****. There may be very good reasons for the practices, but it's important to remember that raising a concern about safety does not make you a troublemaker, but a responsible employee concerned about the safety of others.*

**Q: A subcontractor commits a violation of our standards. Are subcontractors expected to follow the same health, safety, and security policies and procedures as employees?**

A: *Absolutely. Supervisors are responsible for ensuring that subcontractors and other business partners at work on Dragonfly premises understand and comply with all applicable laws and regulations governing the particular facility, as well as with additional requirements our Company may impose.*



# Protecting Information and Assets


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## Our Company Assets

Each of us is entrusted with Company assets – the resources we own (whether tangible or intangible) that enable us to operate. We are personally responsible for using them with care and protecting them from fraud, waste, and abuse. Personal use of Company assets is discouraged, but where permitted, should be kept to a minimum and have no adverse effect on productivity and the work environment.

**Physical and Electronic Assets**

**Physical assets include Dragonfly facilities, materials, and equipment. Electronic assets include computer and communication systems, software, and hardware. Files and records are also Company assets, and we have a responsibility to ensure their confidentiality, security, and integrity.**

Be aware that any information you create, share, or download onto Company systems belongs to Dragonfly, and we have the right to review and monitor system use at any time, without notifying you, to the extent permitted by law.

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### Do the Right Thing

- Use Company assets to carry out your job responsibilities, never for activities that are improper or illegal.
- Observe good physical security practices, especially those related to badging in and out of our facilities.
- Be a good steward of our electronic resources and systems, and practice good cybersecurity:
  - » Do not share passwords or allow other people, including friends and family, to use Dragonfly resources.
  - » Only use software that has been properly licensed. The copying or use of unlicensed or "pirated" software on Company computers or other equipment to conduct Company business is strictly prohibited. If you have any questions about whether or not a particular use of software is licensed, contact Agilitec.
  - » Lock your workstation when you step away and log off our systems when you complete your work for the day.
  - » Beware of phishing attempts – use caution in opening email attachments from unknown senders or clicking on suspicious links.



### Watch Out For

- Requests to borrow or use Dragonfly equipment without approval.
- Excessive use of Dragonfly resources for personal purposes.
- Unknown individuals without proper credentials entering our facilities.

## Confidential Information and Intellectual Property

Dragonfly relies on each of us to be vigilant and protect confidential information and intellectual property – some of our most important and valuable assets. This means keeping this information secure, limiting access to those who have a need to know in order to do their job, and only using it for authorized purposes.

Be aware that your obligation to restrict your use of Dragonfly confidential information and intellectual property continues even after your employment ends.

### Intellectual Property

Examples of intellectual property (IP) include:

- Business and marketing plans
- Company initiatives (existing, planned, proposed, or developing)
- Customer lists
- Trade secrets and discoveries
- Methods, know-how, and techniques
- Innovations and designs
- Systems, software, and technology
- Patents, trademarks, and copyrights

Dragonfly commits substantial resources to technology development and innovation, and the creation and protection of our intellectual property rights are critical to our business. Contact the Legal Department if you receive questions regarding:

- The scope of intellectual property rights
- The applicability of Dragonfly rights to another company's products
- The applicability of a third party's intellectual property rights to Dragonfly intellectual property rights or products

Data PrivacyWe respect the personal information of others. Follow our policies and all applicable laws and regulations in collecting, accessing, using, storing, sharing, and disposing of sensitive information. Only use it – and share it with others outside of Dragonfly – for legitimate business purposes. Make sure you know the kind of information that is considered personal information. It includes anything that could be used to identify someone, either directly or indirectly, such as a name, email address, phone number, or credit card number. Watch Out For •   Failing to shred or securely dispose of sensitive information.•   Using “free” or individually purchased internet hosting, collaboration, or cloud services that could put personal information at risk. Do the Right Thing •   Promptly disclose to Company management any inventions or other IP that you create while you are employed by Dragonfly. •   Properly label confidential information to indicate how it should be handled, distributed, and destroyed.•   Use and disclose confidential information only for legitimate business purposes.•   Protect our intellectual property and confidential information by sharing it only with authorized parties.•   Only store or communicate Company information using Dragonfly information systems. Watch Out For •   Discussions of Dragonfly confidential information in places where others might be able to overhear – for example on planes and elevators and when using phones.•   Sending confidential information to unattended devices or printers. 12 Dragonfly Energy Holdings Corp./ Code of Conduct HOME

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## Accurate Recordkeeping

The accuracy and completeness of our disclosures and business records are essential to making informed decisions and supporting investors, regulators, and others. Our books and records must accurately and fairly reflect our transactions in sufficient detail and in accordance with our accounting practices and policies.

Some employees have special responsibilities in this area, but all of us contribute to the process of recording business results or maintaining records. Ensure that the information we record is accurate, timely, complete, and maintained in a manner that is consistent with our internal controls, disclosure controls, and legal obligations.

### Records Management

Documents should only be disposed of in compliance with Dragonfly policies and should never be destroyed or hidden. You must never conceal wrongdoing or permit others to do so. Never destroy documents in response to – or in anticipation of – an investigation or audit.

If you have any questions or concerns about retaining or destroying corporate records, please contact the Legal Department.



### Do the Right Thing

- Create business records that accurately reflect the truth of the underlying event or transaction. Be guided by the principles of transparency and truthfulness.
- Write carefully in all of your business communications. Write as though someday the records you create may become public documents.

### Watch Out For

- Records that are not clear and complete or that obscure the true nature of any action.
- Undisclosed or unrecorded funds, assets, or liabilities.
- Improper destruction of documents.

## What If?

Q: At the end of the last quarter reporting period, my supervisor asked me to record additional expenses, even though I had not yet received the invoices from the supplier and the work has not yet started. I agreed to do it, since we were all sure that the work would be completed in the next quarter. Now I wonder if I did the right thing.

A: *No, you didn't. Costs must be recorded in the period in which they are incurred. The work was not started and the costs were not incurred by the date you recorded the transaction. It was therefore a misrepresentation and, depending on the circumstances, could amount to fraud.*

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## Responsible Communications

Dragonfly is committed to maintaining honest, professional, and lawful internal and public communications.

We need a consistent voice when making disclosures or providing information to the public. For this reason, each of us must help the Company ensure that only authorized persons speak on behalf of Dragonfly. Refer any communications with the media, investors, stock analysts, and other members of the financial community to executive management.

### Full, Fair, and Timely Disclosures

**Dragonfly is committed to meeting its obligations of full, fair, and timely disclosure in all reports and documents that describe our business and financial results, and other public communications.**

### Watch Out For

- **Giving public speeches or writing articles for professional journals or other public communications that relate to Dragonfly without appropriate management approval.**
- **The temptation to use your title or affiliation outside of your work for Dragonfly without it being clear that the use is for identification only.**
- **Invitations to speak "off the record" to journalists or analysts who ask you for information about Dragonfly or its customers or business partners.**

Be careful when writing communications that might be published online. If you participate in internet discussion groups, chat rooms, bulletin boards, blogs, social media sites, or other electronic communications, even under an alias, never give the impression that you are speaking on behalf of Dragonfly.

If you believe a false statement about our Company has been posted, do not post or share nonpublic information, even if your intent is to "set the record straight." Your posting might be misinterpreted, start false rumors, or may be inaccurate or misleading. Instead, contact Investor Relations or the Chief Finance Officer.

# Working With Integrity



## Product Quality, Safety, and Stewardship

We are dedicated to earning and maintaining the trust of our customers by ensuring the quality, safety, and performance of our products. Each of us, as well as business partners, are expected to meet all product quality and safety specifications and our customers' expectations.

### Do the Right Thing

- **Adhere to the highest standards and never take shortcuts or make exceptions that could compromise the quality or safety of our products.**
- **Do your part to ensure complete and accurate quality testing and performance reporting.**
- **Routinely check equipment and processes to ensure they conform to specifications and expectations – work toward continuous improvement.**
- **If you believe there is a safety issue or defect that might endanger a customer, report the issue to your supervisor immediately.**

### What If?

Q: **I think there may be an issue with one of the manufacturing processes at my facility, but we are behind schedule and if I say anything, we will be delayed further as the Company investigates. What should I do?**

A: *Dragonfly never sacrifices quality to meet a Company deadline or target. You should report the matter immediately.*

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## Fair Dealing

We treat our customers and business partners fairly. We work to understand and meet their needs and seek competitive advantages through superior performance, never through unethical or illegal practices. We tell the truth about our services and capabilities and never make claims that aren't true. In short, we treat our customers and business partners as we would like to be treated.

### Do the Right Thing

- Be responsive to customer requests and questions. Only promise what you can deliver and deliver on what you promise.
- Never take unfair advantage of anyone by manipulating, concealing, misrepresenting material facts, abusing privileged information, or any other unfair dealing practice.
- Never grant a customer's request to do something that you regard as unethical or unlawful.
- Speak with your supervisor if you have concerns about any error, omission, undue delay, or defect in quality or our customer service.

### Watch Out For

- Pressure from colleagues or supervisors to cut corners on quality or delivery standards.
- Temptations to tell customers what you think they want to hear rather than the truth; if a situation is unclear, begin by presenting a fair and accurate picture as a basis for decision-making.


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## Conflicts of Interest

A conflict of interest can occur whenever you have a competing interest or activity that may interfere with your ability to make an objective decision on behalf of Dragonfly. Each of us is expected to use good judgment and avoid situations that can lead to even the appearance of a conflict, because the perception of a conflict can undermine the trust others place in us and damage our reputation.

Conflicts of interest may be actual, potential, or even just a matter of perception. Since these situations are not always clear-cut, you need to fully disclose them to your supervisor so that they can be properly evaluated, monitored, and managed.


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Be alert to situations, including the following, which are common examples of potential conflicts of interest:

**Corporate opportunities**

If you learn about a business opportunity because of your job, it belongs to Dragonfly first. This means that you should not take that opportunity for yourself unless you get approval from the Compliance Officer.

**Friends and relatives**

On occasion, it is possible that you may find yourself in a situation where you are working with a close friend or relative who works for a customer, business partner, competitor, or even our Company. Since it is impossible to anticipate every scenario that could create a potential conflict, you should disclose your situation to your supervisor to determine if any precautions need to be taken.

**Outside employment**

To ensure that there are no conflicts and that potential issues are addressed, you always need to disclose and discuss outside employment with your supervisor. If approved, you must ensure that the outside activity does not interfere with your work at Dragonfly. Working for a competitor, business partner, or customer may raise conflicts that will need to be resolved. Also, any approved side or personal business should not compete with Dragonfly.

**Personal investments**

A conflict can occur if you have a significant ownership or other financial interest in a competitor, business partner, or customer. Make sure you know what's permitted – and what's not – by our policies and seek help with any questions.

**Civic activities**

Unless Company management specifically asks you to do so, you shouldn't accept a seat on the board of directors or advisory board of any of our competitors, business partners, or customers, especially if your current job gives you the ability to influence our relationship with them.

### Do the Right Thing

- Avoid conflict of interest situations whenever possible.
- Always make business decisions in the best interest of Dragonfly.
- Think ahead and proactively address situations that may put your interests or those of a family member in potential conflict with Dragonfly.
- Discuss with your supervisor full details of any situation that could be perceived as a potential conflict of interest.

## Gifts and Entertainment

A modest gift may be a thoughtful "thank you," or a meal may offer an opportunity to discuss business. If not handled carefully, however, the exchange of gifts and entertainment could be improper or create a conflict of interest. This is especially true if an offer is extended frequently, or if the value is large enough that someone may think it is being offered in an attempt to influence a business decision.

Only offer and accept gifts and entertainment that comply with our policies and make sure that anything given or received is accurately reported in our books and records.

Be aware that the rules for what we may give to – or accept from – government officials are much more strict. Don't offer anything of value to a government official without obtaining approval, in advance, from the Compliance Officer. And remember. We do not accept or provide gifts, favors, or entertainment to anyone – even if it complies with our policies – if the intent is to improperly influence a decision.


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Sourcing Responsibly Dragonfly evaluates and engages with qualified business partners on an objective basis grounded in fairness. When selecting partners, we assess their ability to satisfy our business and technical needs and requirements. All agreements are negotiated in good faith and must be fair and reasonable for both parties. Do your part to hold our business partners to our high standards and ensure they operate ethi-cally, in compliance with the law, and in a way that’s consistent with our Code, our policies, and our Values. Government ContractingWe are committed to meeting the many special legal, regulatory, and contractual requirements that apply to our government contracts. These requirements may apply to bidding, accounting, invoices, subcontracting, employment practices, contract performance, gifts and entertainment, purchasing, and other matters. These require-ments may also flow down to individuals and companies working on our behalf. If you are responsible for conducting busi-ness with the government on behalf of Dragonfly, make sure you know and comply with what’s contractually required as well as all laws and regulations that apply to our government-related work. Do the Right Thing •   Only provide and accept gifts and entertainment that are reasonable complements to business relationships.•   Never offer gifts to – or accept them from – a business partner with whom you are involved in contract negotiations. •   Make sure that anything given or received complies with the Company policies of both the giver and the recipient. •   Never give or accept cash or cash equivalents. •   Do not request or solicit personal gifts, favors, entertainment, or services.•   Raise a concern whenever you suspect that a colleague or business partner may be improperly attempting to influ-ence a decision of a customer or govern ment official. Watch Out For •   Situations that could embarrass you or our Company (e.g., entertainment at sexually oriented establishments).•   Gifts, favors, or entertainment that may be reasonable for a privately owned company but not for a government official or agency. What If? Q: When traveling, I received a gift from a business partner that I believe was excessive. What should I do?A: You need to let the Human Resources Department or the Compliance Officer know as soon as possible. We may need to return the gift with a letter explaining our policy. If a gift is perishable or impractical to return, another option may be to distribute it to employees or donate it to charity, with a letter of explanation to the donor. 17 Dragonfly Energy Holdings Corp./ Code of Conduct HOME

Watch Out For •   Falsified information. Never destroy, alter, or conceal any document in anticipation of or in response to a request for these documents.•   Unlawful influence. Never provide or attempt to influence others to provide incomplete, false, or misleading statements to a Company or government investigator. Cooperation With Investigations and Audits From time to time, employees may be asked to participate in internal and external investi-gations and audits that are conducted by our Company. All employees are expected to fully cooperate with all such requests and ensure that any information you provide is true, accu-rate, and complete. You may also receive inquiries or requests from government officials. If you learn of a potential government investigation or inquiry, immediately notify your supervisor and the Legal Department before taking or promising any action. If you are directed by our Company to respond to a govern-ment official’s request, extend the same level of cooperation and again, ensure that the informa-tion you provide is true, accurate, and complete. Following the Law Insider TradingWe respect every company’s right to protect its material, nonpublic (“inside”) information, and we comply with insider trading laws. In the course of business, you may learn confidential information about Dragonfly or about other publicly traded companies that is not available to the public. Trading securities while aware of inside infor-mation, or disclosing it to others who then trade (“tipping”), is prohibited by various laws.Material InformationMaterial information is the kind of infor-mation a reasonable investor would take into consideration when deciding whether to buy or sell a security. Some examples of information about a company that may be material are:• A proposed acquisition or sale of a business• A significant expansion or cutback of operations• A significant product development or important information about a product• Extraordinary management or business developments• Changes in strategic direction such as entering new markets Do the Right Thing•   Do not buy or sell securities of any company when you have material nonpublic information about that company.•   Protect material nonpublic information from the general public including infor-mation in both electronic form and in paper copy.•   Discuss any questions or concerns about insider trading with the Legal Department. Watch Out For•   Requests from friends or family for information about companies that we do business with or have confidential information about. Even casual conver- sations could be viewed as illegal “tipping” of inside information. •   Sharing material nonpublic informa-tion with anyone, either on purpose or by accident, unless it is essential for Dragonfly-related business. Giving this information to anyone else who might make an investment decision based on your inside information is considered “tipping” and is against the law regard-less of whether you benefit from the outcome of their trading. 18 Dragonfly Energy Holdings Corp./ Code of Conduct HOME

What If? Q: I work with a foreign agent in connection with our operations in another country. I suspect that some of the money we pay this agent goes toward making payments or bribes to government officials. What should I do? A: This matter should be reported to the Compliance Officer for investigation. If there is bribery and we fail to act, both you and our Company could be liable. While investigating these kinds of matters can be culturally difficult in some countries, any agent doing business with us should understand the necessity of these measures. It is important and appropriate to remind our agents of this policy. Anti-corruption and Anti-bribery We believe that all forms of bribery and other corrupt practices are an inappropriate way to conduct business regardless of local customs. Dragonfly is committed to complying with all applicable anti-corruption laws. We do not pay or accept bribes or kickbacks, at any time for any reason. This applies equally to any person or firm who represents our Company. It is especially important that we exercise due diligence and carefully monitor third parties acting on our behalf. We carefully screen all business partners who work on our behalf, particularly when dealing in countries with high corruption rates and in any situations where “red flags” would indicate further screening is needed before retaining the business partner. Our partners must understand that they are required to operate in strict compliance with our standards and to maintain accurate records of all transactions. We never ask them to do something that we are prohibited from doing ourselves. Key Definitions • Bribery means giving or receiving anything of value (or offering to do so) in order to obtain a business, financial, or commercial advantage.• Corruption is the abuse of an entrusted power for private gain.• Facilitation payments are typically small payments to a low-level government official that are intended to encourage them to perform their responsibilities.• Government officials include govern-ment employees, political parties, candidates for office, employees of public organizations, and government- owned entities.Do the Right Thing •   Understand the standards set forth under anti-bribery laws which apply to your role at Dragonfly.•   Never give anything of value inconsistent with local laws and regulations to any government official. If you are not sure of the local laws, the safest course of action is to not give anything of value.•   Accurately and completely record all payments to third parties.Watch Out For •   Apparent violations of anti-bribery laws by our business partners.•   Agents who do not wish to have all terms of their engagement with Dragonfly clearly documented in writing. 19 Dragonfly Energy Holdings Corp./ Code of Conduct HOME

What If? Q: My work requires regular interaction with customs officials. As part of my job, I am routinely asked to provide the Customs Service with information about our imports and exports. Do I really need to contact the Compliance Officer prior to each and every submission of information to the government? A: The right approach here would be to discuss with the Compliance Officer the types of requests your department routinely receives from Customs. These routine requests, once understood, might be handled without any Compliance Review. Extraordinary requests would still require Legal Department review to ensure that you are responding accurately, fully, and in accordance with the law. Global Trade Dragonfly has global operations that support a growing, worldwide customer base. To maintain and grow our global standing, we must strictly comply with all applicable laws that govern the import, export, and re-export of our products, and also with the laws of the countries where our products are manufactured, repaired, or used. Any violation of these laws, even through ignorance, could have damaging and long- lasting effects on our business. If your responsibilities include exporting prod-ucts or receiving imported products, you are responsible for screening customers, suppliers, and transactions to ensure that we comply with all applicable export and import requirements.Anti-boycott RegulationsWe are subject to the anti-boycott provi-sions of U.S. law that require us to refuse to participate in foreign boycotts that the United States does not sanction. We promptly report any request to join in, support, or furnish information concerning a non-U.S.-sanctioned boycott. Do the Right Thing •   Obtain all necessary licenses before the export or re-export of products, services, or technology.•   Report complete, accurate, and detailed information regarding every imported product, including its place(s) of manufacture and its full cost.•   Direct any questions you have regarding imports or exports of our products, parts, or technology to the Compliance Officer. Watch Out For •   Transferring technical data and technology to someone in another country, such as through email, conversations, meetings, or database access. This restriction applies to sharing information with coworkers, as well as non-employees.•   Transporting Company assets that contain certain technology (such as a computer an associate takes on a business trip) to another country. 20 Dragonfly Energy Holdings Corp./ Code of Conduct HOME

What If? Q: I received sensitive pricing information from one of our competitors. What should I do?A: You should contact the Legal Department without delay and before any further action is taken. It is important, from the moment we receive such information, that we demonstrate respect for antitrust laws, and we make it clear that we expect others to do the same. This requires appro- priate action that can only be decided on a case-to-case basis and may include sending a letter to the competitor. Antitrust and Fair CompetitionWe believe in free and open competition and never engage in practices that may limit compe-tition or try to gain competitive advantages through unethical or illegal business practices. Antitrust laws are complex and compliance requirements can vary depending on the circum-stances, so seek help with any questions about what is appropriate and what isn’t. In general, the following activities are red flags, should be avoided, and, if detected, reported to the Legal Department:• Sharing our Company’s competitively sensitive information with a competitor.• Sharing competitively sensitive informa-tion of business partners or other third parties with their competitors. • Attempting to obtain nonpublic informa-tion about competitors from new hires or candidates for employment. Do the Right Thing•   Do not enter into agreements with competitors or others to engage in any anti-competitive behavior, including setting prices or dividing up customers, suppliers, or markets.•   Do not engage in conversations with competitors about competitively sensitive information. Watch Out For •   Collusion – when companies secretly communicate or agree on how they will compete. This could include agreements or exchanges of information on pricing, terms, wages, or allocations of markets. •   Bid-rigging – when competitors or service providers manipulate bidding so that fair competition is limited. This may include comparing bids, agreeing to refrain from bidding, or knowingly submitting noncompetitive bids.•   Tying – when a company with market power forces customers to agree to services or products that they do not want or need.•   Predatory pricing – when a company with market power sells a service below cost to eliminate or harm a competitor, with the intent to recover the loss of revenue later by raising prices after the competitor has been eliminated or harmed. 21 Dragonfly Energy Holdings Corp./ Code of Conduct HOME

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Dragonfly Energy Holdings Corp./ Code of Conduct HOME

## Anti-money Laundering

Money laundering is a global problem with far-reaching and serious consequences. It is defined as the process of moving funds made from illegal activities through a legal business to make them appear legitimate. Involvement in such activities undermines our integrity, damages our reputation, and can expose our Company and the individuals involved to severe sanctions.

We are committed to conducting business in a way that prevents money laundering and complying with all anti-money laundering, financial crimes, and anti-terrorism laws wherever we operate. Report any suspicious financial transactions and activities to the Legal Department or the Compliance Officer and, if required, to appropriate government agencies.

**Watch Out For**

- **Attempts to pay in cash or in a different currency than shown on the invoice.**
- **Requests to ship to a country that differs from where payment originated.**
- **Avoidance of recordkeeping requirements.**
- **Payments made by someone who is not a party to the transaction.**
- **Unusual changes to a customer's normal pattern of transactions.**


MPPT 100 | 50
BATTLE BORN

# Additional Resources



| Resource: | Contact: |
|---|---|
| Human Resources | george@dragonflyenergy.com<br>(775) 622-3448 x152 |
| The Compliance Office | legal@dragonflyenergy.com<br>(775) 221-8900 |
| EthicsPoint Hotline | dragonflyenergy.ethicspoint.com<br>(844) 995-4981 |
| The Legal Department | legal@dragonflyenergy.com<br>(775) 221-8900 |
| Corporate Communications | jmarchetti@dragonflyenergy.com<br>(775) 221-8890 |